Exhibit 10.1

GUARANTEE AGREEMENT

between

TIDEWATER INC.,

as Guarantor

and

BANCO NACIONAL DE DESENVOLVIMENTO ECONÔMICO E SOCIAL — BNDES,

as Beneficiary

Guarantee Agreement

This GUARANTEE AGREEMENT (this “Agreement”), dated as of September 21, 2026, between:

(1)	TIDEWATER INC., a corporation organized and existing under the laws of the State of Delaware, United States of America (the “Guarantor”); and

(2)	BANCO NACIONAL DE DESENVOLVIMENTO ECONÔMICO E SOCIAL — BNDES, a Brazilian federal public company (empresa pública federal), with principal offices at Avenida República do Chile nº 100, Rio de Janeiro, Brazil, enrolled with the CNPJ under nº 33.657.248/0001-89, acting in its capacity as financial agent of the Fundo da Marinha Mercante — FMM (the “Beneficiary”).

WHEREAS, pursuant to those certain Credit Agreements (as defined below), the Beneficiary has extended financing to Wilson, Sons Offshore S.A. (the “Company”) in connection with the construction and acquisition of offshore support vessels financed through the Fundo da Marinha Mercante — FMM.

WHEREAS, by virtue of Amendments No. 3, 5, and 8 to the respective Credit Agreements, all dated July 15, 2026, it is a condition to the effectiveness of such amendments that the Guarantor and the Beneficiary enter into this Agreement, pursuant to which the Guarantor guarantees the payment obligations of the Company under the Financing Documents.

WHEREAS, the Guarantor owns, directly or indirectly through its affiliates, interests in the Company and will obtain direct and indirect benefits as a result of the financing provided under the Credit Agreements, and accordingly desires to fully and unconditionally guarantee such payment obligations of the Company in order to satisfy the condition described above and to induce the Beneficiary to maintain the Credit Agreements in full force and effect.

NOW, THEREFORE, in consideration of the mutual covenants set forth herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Guarantor and the Beneficiary agree as follows:

Article I - DEFINITIONS; INTERPRETATION

Section 1.1.           General Definitions. The following terms have the following meanings:

(i)            “Agreement” has the meaning given to that term in the preamble hereto.

(ii)           “Beneficiary” has the meaning given to that term in the preamble hereto.

(iii)          “Brazilian Civil Code” means Law No. 10,406, of January 10, 2002, of Brazil, as amended from time to time.

(iv)          “Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in New York, New York or Rio de Janeiro, Brazil are authorized or required by applicable law to close.

(v)           “Company” has the meaning given to that term in the recitals hereto.

(vi)          “Credit Agreements” means, collectively, the following financing agreements (Contratos de Financiamento Mediante Abertura de Crédito), each between the Beneficiary (acting as financial agent of the Fundo da Marinha Mercante — FMM) and the Company, as amended, supplemented or otherwise modified from time to time: (A) Contract No. 07.2.0417.1, originally dated August 31, 2007, as amended by Amendment No. 5 dated July 15, 2026; (B) Contract No. 07.2.0418.1, originally dated August 31, 2007, as amended by Amendment No. 5 dated July 15, 2026; (C) Contract No. 10.2.1621.1, originally dated September 22, 2010, as amended by Amendment No. 8 dated July 15, 2026; (D) Contract No. 12.2.0433.1, originally dated June 12, 2012, as amended by Amendment No. 3 dated July 15, 2026; and (E) Contract No. 12.2.0434.1, originally dated June 12, 2012, as amended by Amendment No. 3 dated July 15, 2026; and each, a “Credit Agreement.”

(vii)         “Default” means any event or condition which, with the giving of notice, lapse of time, or both, would constitute an Event of Default.

(viii)        “Event of Default” means any event of default or acceleration event (including any vencimento antecipado) under any Credit Agreement, or any material breach by the Guarantor of its obligations under this Agreement.

(ix)          “Financing Documents” means, collectively, each of the Credit Agreements and this Agreement, as each may be amended, supplemented or otherwise modified from time to time.

(x)           “Guarantee” means the guarantee given pursuant to this Agreement.

(xi)           “Guaranteed Obligations” means all present and future payment obligations and liabilities of the Company under any Financing Document (other than this Agreement) to the Beneficiary from time to time and in any capacity, irrespective of whether such obligations or liabilities are: (1) now existing or hereafter arising; (2) actual or contingent; (3) at any time ascertained or unascertained; (4) direct or indirect; (5) joint or several; (6) secured or unsecured; (7) owed or incurred as principal, interest, fees, charges, taxes, duties or other imposts, damages, losses, costs or expenses, or on any other account; (8) owed based on contract, tort, operation of law or otherwise; or (9) comprised of any combination of the above; including all extensions, renewals, replacements and modifications of any of the foregoing.

(xii)         “Guarantor” has the meaning given to that term in the preamble hereto.

(xiii)        “Insolvency Event” means, with respect to the Guarantor or the Company, any of the following: (i) the commencement of a voluntary or involuntary case under Title 11 of the United States Code or any analogous proceeding under applicable law; (ii) a general assignment for the benefit of creditors; (iii) the appointment of a receiver, liquidator, trustee, custodian or similar official for it or any substantial part of its assets; (iv) its written admission of inability to pay its debts generally as they become due; (v) the filing of a recuperação judicial or recuperação extrajudicial or a falência petition under Brazilian law; or (vi) the taking of corporate action to authorize any of the foregoing.

(xiv)        “Termination Date” has the meaning given to that term in Section 2.1.2.

Section 1.2.           Interpretation. In this Agreement: (a) references to “Sections” and “Articles” are to sections and articles of this Agreement; (b) words importing the singular include the plural and vice versa; (c) a reference to any agreement or instrument includes that agreement or instrument as amended, supplemented or otherwise modified; (d) “including” shall be deemed followed by “without limitation”; (e) headings are for convenience only and do not affect interpretation; and (f) time periods shall be calculated by reference to calendar days.

Article II - GUARANTEE

Section 2.1.           Guarantee.

2.1.1        The Guarantor irrevocably, absolutely and unconditionally, as joint and several debtor (devedor solidário) and primary payor (principal pagador) and not merely as surety: (a) guarantees to the Beneficiary the punctual and complete payment when due and payable (whether at stated maturity or upon prepayment, acceleration or otherwise) of the Guaranteed Obligations; and (b) undertakes with the Beneficiary that whenever the Company does not pay any amount of the Guaranteed Obligations when so due, the Guarantor will immediately, and in any event forthwith upon demand by the Beneficiary, pay that amount to the Beneficiary, in the currency prescribed in the applicable Credit Agreement and otherwise in the same manner in all respects as the Guaranteed Obligations are required to be paid by the Company.

2.1.2        The Guarantee is a continuing obligation of the Guarantor (and all Guaranteed Obligations are, or when created will be, conclusively presumed to have been created in reliance on this Agreement) and will remain in full force and effect until the day on which all Guaranteed Obligations have been paid in full in cash (such day, the “Termination Date”).

2.1.3        The Guarantee is a guarantee of payment and not of collection and constitutes an additional, separate and independent obligation of the Guarantor which will survive the termination of any Financing Document and any other agreement or instrument pursuant to which any Guaranteed Obligation is or may become outstanding. The Beneficiary may enforce this Guarantee without first seeking enforcement against the Company or any other person.

2.1.4        The Guarantor’s obligations under this Agreement can be discharged only by performance and then only to the extent of such performance.

2.1.5        This Agreement and the Guarantee constitute unsecured obligations of the Guarantor.

Section 2.2.           No Set-off. All payments which the Guarantor is required to make under this Agreement shall be made without any set-off, counterclaim or condition.

Section 2.3.           Taxes.

2.3.1        The Guarantor shall pay or cause to be paid all taxes (other than any taxes on net income of the Beneficiary) on or in connection with the payment of any and all amounts due under this Agreement, that are now or in the future levied or imposed by any governmental authority of the United States of America or any jurisdiction through or out of which a payment is made.

2.3.2        All payments due under this Agreement shall be made without deduction or withholding for or on account of any such taxes.

2.3.3        If the Guarantor is prevented by operation of law or otherwise from complying with Section 2.3.2, the amount due under this Agreement shall be increased to such amount as may be necessary so that the Beneficiary receives the full amount it would have received (taking into account any taxes payable on the amount payable by the Guarantor under this Section 2.3.3) had those payments been made without deduction as set forth in Section 2.3.2.

2.3.4        If Section 2.3.3 applies and the Beneficiary so requests, the Guarantor shall use commercially reasonable efforts to deliver to the Beneficiary official tax receipts or other evidence of payment of such taxes (or certified copies of them) within thirty (30) days of that request.

2.3.5        The Guarantor, the Company and the Beneficiary shall use commercially reasonable efforts to minimize or eliminate any taxes on any payments due pursuant to this Agreement to the maximum extent permitted by applicable law. If the Guarantor so requests, the Beneficiary shall provide to the Guarantor any form, documents, certificates or other information necessary to minimize or eliminate any taxes on any payments due pursuant to this Agreement, provided that the Beneficiary shall not be obligated to take any such action that, in its good faith judgment, would be inconsistent with its internal policies or applicable law or would subject it to any unreimbursed cost, expense, liability or material administrative burden, or would otherwise be disadvantageous to it in any respect.

Section 2.4.           Certificate Conclusive. A certificate of the Beneficiary stating (a) the amount of the Guaranteed Obligations (whether currently due and payable or not), or (b) any amount due and payable by the Guarantor under this Agreement, when delivered will be conclusive in the absence of manifest error.

Section 2.5.           Application of Payments. The Beneficiary may apply any monies received by it or recovered under any other document or agreement which is a security for any of the Guaranteed Obligations in such manner as it determines in its absolute discretion.

Section 2.6.           Allocation. If the Guarantor at any time pays an amount less than the full amount then due and payable under this Agreement, the Beneficiary may allocate and apply such payment in any way or manner and for such purpose or purposes as it in its sole discretion determines, notwithstanding any instruction that the Guarantor or the Company may give to the contrary.

Section 2.7.           Payment Currency. Each payment under this Agreement will be made in the currency prescribed in the applicable Credit Agreement. Any obligation to make payments under this Agreement in such currency will not be discharged or satisfied by any tender in any other currency.

Section 2.8.           No Consent Required for Amendments. The Guarantor's obligations under this Agreement extend automatically, without any further action, consent or notice, to any Guaranteed Obligations resulting from any extension of the maturity date of any Credit Agreement, any increase in the principal amount of the Guaranteed Obligations, or any other amendment, modification, supplement, renewal or restatement of any Credit Agreement. No such action shall require the consent of, or notice to, the Guarantor, nor shall it release, discharge or otherwise impair the Guarantor's obligations under this Agreement with respect to the Guaranteed Obligations as so amended, modified, supplemented, renewed, restated or increased.

Article III- WAIVERS; SAVINGS PROVISIONS

Section 3.1.           Waiver of Defenses.

3.1.1        The Guarantor’s obligations under this Guarantee will not be affected or impaired by any act, omission, circumstance (other than complete payment of the Guaranteed Obligations), matter or thing which, but for this Section or any of the other provisions in this Article III, would reduce, release or prejudice any of its obligations under this Agreement or which might otherwise constitute a legal or equitable discharge or defense of the Guarantor under any applicable law.

3.1.2        Without limiting the generality of Section 3.1.1, the Guarantor unconditionally and irrevocably waives, to the fullest extent permitted under applicable law: (a) the benefits of Articles 366, 827, and 838 of the Brazilian Civil Code, or any equivalent or analogous rights or benefits that may exist under any other applicable law (including the laws of the State of New York and the laws of the State of Delaware), in each case to the extent such rights would otherwise be available to the Guarantor; and (b) the application of any principles of discussion, exclusion, order or division. The Beneficiary may enforce this Guarantee without first seeking enforcement against the Company or any other person.

3.1.3        Without limiting the generality of Section 3.1.1, the Guarantor irrevocably waives, to the fullest extent permitted by applicable law, any right to assert, and agrees not to assert, that this Agreement, the Guarantor's obligations hereunder, or any payment made by the Guarantor pursuant hereto, constitutes or may be avoided as a fraudulent transfer, fraudulent conveyance or similar avoidable transaction under the United States Bankruptcy Code or any applicable state or foreign law, it being the intent of the parties that this Agreement be enforced in accordance with its terms to the maximum extent permitted by applicable law.

Section 3.2.           Waiver of Notices, Claims and Prior Actions.

3.2.1        The Guarantor hereby waives to the fullest extent permitted by any applicable law:

(i)            notice of acceptance of the Guarantee;

(ii)           the benefit of any statutes of limitations;

(iii)          notice of the creation, extension or accrual of any of the Guaranteed Obligations;

(iv)          notice of presentment, demand, dishonor, non-payment, protest, or other default with respect to any of the Guaranteed Obligations, which may be required under applicable law;

(v)           notice of any other nature whatsoever to any person (including the Company and any other guarantor);

(vi)          any requirement that the Beneficiary take any action whatsoever against the Company or any other person (including the Guarantor or any other guarantor) or file any claim in the event of any bankruptcy or insolvency of the Company, the Guarantor or any other person; and

(vii)         any claims based on the Beneficiary’s failure to protect, perfect, preserve, or resort to any security or any other collateral securing the Guaranteed Obligations (if any) and any requirement that the Beneficiary exhaust any right or take any action against the Company or any other person or any collateral securing the Guaranteed Obligations (if any).

Section 3.3.           Consent.

3.3.1 The Guarantor hereby irrevocably consents that from time to time, and without further notice to or consent of the Guarantor, the Beneficiary may take any or all of the following actions without affecting or impairing the Guarantee or any of the Guarantor’s obligations under this Agreement:

(i)            extend, renew, modify, amend, compromise, settle or release the Guaranteed Obligations, or agree to any composition, forbearance or concession in respect thereof;

(ii)           release or compromise any liability of any person or persons with respect to the Guaranteed Obligations;

(iii)          exercise or refrain from exercising any of its rights or remedies under this Agreement, any other Financing Document or under applicable law or equity; and

(iv)          act or fail to act in any manner which may deprive the Guarantor of its right to subrogation against the Company or its right to contribution against any co-guarantor.

3.3.2        For these purposes but without affecting the effectiveness of the foregoing waivers and consents, the Guarantor, at its own cost and expense and upon the Beneficiary’s request, undertakes to execute any documents and take any actions as may be necessary and reasonably requested by the Beneficiary to formalize any variation, increase, extension, or addition to any of the Financing Documents or to any facility or amount made available under any Financing Document, as well as to amend, ratify, and extend the Guarantee and, if applicable, to pay all reasonable and documented legal, notarial, and registration fees and taxes.

Section 3.4.           Absolute Guarantee. The Guarantee is absolute and unconditional and will not be affected or impaired by:

3.4.1        any failure of the Company or the Guarantor to comply with any requirement of any applicable law;

3.4.2        any change in the time, manner or place of payment or performance of, or in any other term of, or any increase in the amount of, all or any of the Guaranteed Obligations, or any other amendment or waiver of, or any consent to departure from, this Agreement or any other Financing Document or any other agreement or instrument relating hereto or thereto;

3.4.3        the bankruptcy, dissolution, liquidation, reorganization or other alteration of the legal status or structure of the Company or the Guarantor, including an Insolvency Event;

3.4.4        any purported or actual assignment of any Financing Document or any part thereof by the Beneficiary to any other person;

3.4.5        the absence of any attempt to collect from, or enforce, any of the Guaranteed Obligations, the election of any remedy by or on behalf of the Beneficiary, or the failure to enforce, or the non-enforceability of, any rights or remedies available to the Beneficiary under the other Financing Documents;

3.4.6        any Financing Document or any of the Guaranteed Obligations being in whole or in part illegal, void, voidable, avoided, invalid, unenforceable or otherwise of limited force and effect; or

3.4.7        any other circumstance or occurrence whatsoever that might otherwise constitute a defense available to, or discharge of, the Guarantor or any other guarantor or surety.

Section 3.5.           Additional Security. This Agreement is in addition to and is and will not be in any way prejudiced by any collateral or other security now or in the future held by the Beneficiary, nor is nor will any such collateral or other security held by the Beneficiary or the liability of any person for all or any part of the Guaranteed Obligations be in any manner prejudiced or affected by this Agreement.

Article IV - NON-COMPETITION; BANKRUPTCY; REINSTATEMENT

Section 4.1.           Non-Competition.

4.1.1        Until the Termination Date, the Guarantor shall not, in respect of any amounts that have become payable or have been paid by the Guarantor under this Agreement, seek to enforce repayment or contribution, obtain the benefit of any security or exercise any other rights or legal remedies of any kind which may accrue to the Guarantor against the Company or any other guarantor of the Guaranteed Obligations, whether by way of subrogation, offset, counterclaim or otherwise, in respect of the amount so payable or so paid.

4.1.2        The Guarantor shall hold in trust for, and forthwith pay or transfer to, the Beneficiary any payment or distribution or benefit of security received by it contrary to Section 4.1.1 above.

4.1.3        Upon the Termination Date: (a) the Guarantor, if it has made any payment under this Agreement, will be entitled to exercise its rights of subrogation to its proportion of all relevant rights of the Beneficiary against the Company pursuant to the Financing Documents; and (b) the Beneficiary shall, if requested by the Guarantor and at the expense of the Guarantor, execute and deliver to the Guarantor appropriate documents, without recourse and without representation and warranty, necessary to evidence the transfer by subrogation to the Guarantor of such interest in the Guaranteed Obligations as may result from any payment under this Agreement.

4.1.4        Any and all indebtedness, liabilities and other obligations now or heareafter owed by the Company to the Guarantor shall be subordinated in right of payment to the prior payment in full of all Guaranteed Obligations.

Section 4.2.           Bankruptcy or Liquidation of the Company. If the Company is adjudged bankrupt or insolvent, or a receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company, or any substantial part of its assets, is appointed, or the Company makes any arrangement with its creditors, or is liquidated or wound up, the Guarantor shall not claim, rank, prove or vote as a creditor of the Company or its estate in competition with the Beneficiary in respect of any amounts owing to the Guarantor by the Company on any account whatsoever, but instead shall give the Beneficiary the benefit of any such proof and of all amounts to be received in respect of that proof until all Guaranteed Obligations have been fully paid.

Section 4.3.           Appropriation and Application of Monies. Until the Termination Date, the Beneficiary (or any trustee, agent or other person acting on its behalf) may:

4.3.1        refrain from applying or enforcing any other monies, security or rights held or received by the Beneficiary (or such trustee, agent or other person) in respect of the Guaranteed Obligations, or apply and enforce the same in such manner and order as it determines in its absolute discretion (whether against the Guaranteed Obligations or otherwise) and the Guarantor shall not be entitled to the benefit of the same; and

4.3.2        hold and keep for such time as it thinks prudent any monies received, recovered or realized under this Agreement or any other Financing Document, to the credit either of the Guarantor or such other person or persons as it determines in its sole discretion or in a suspense account.

Section 4.4.           Reinstatement.

4.4.1        The Guarantee will be automatically reinstated if and to the extent that for any reason any payment by or on behalf of the Company or the Guarantor in respect of the Guaranteed Obligations is avoided, rescinded or must otherwise be restored or returned by any recipient thereof, whether as a result of any proceedings in bankruptcy or reorganization, insolvency, dissolution, receivership, liquidation, arrangement, composition or assignment for the benefit of creditors of the Company, the Guarantor or any other person, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Company, the Guarantor, any other person or any substantial part of their respective assets, or otherwise, all as though such payment had not been made.

4.4.2        The Beneficiary (or any trustee, agent or other person acting on its behalf) may concede or compromise any claim that any payment, security or other disposition is liable to avoidance or restoration, and any such action will not preclude reinstatement pursuant to Section 4.4.1.

4.4.3        For the avoidance of doubt, this Section 4.4 shall survive the Termination Date and any termination, release or discharge of this Agreement.

Article V - REPRESENTATIONS AND WARRANTIES

Section 5.1.           Representations and Warranties. The Guarantor represents and warrants that:

5.1.1        Organization; Power; Due Authorization. The Guarantor is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, United States of America, and has all requisite corporate power and authority to enter into, and to comply with its obligations under, each Financing Document to which it is a party.

5.1.2        Enforceability. Each Financing Document to which the Guarantor is a party has been duly authorized and executed by it and constitutes the Guarantor’s valid and legally binding obligation, enforceable in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights generally and to general principles of equity).

5.1.3        No Violation. The execution, delivery and performance by the Guarantor of each Financing Document to which it is a party do not and will not contravene any applicable law, any required governmental or corporate authorization, consent, approval, license or permit, any judgment, award or agreement to which the Guarantor is a party, or its organizational documents, or result in the imposition of any mortgage, pledge, lien, security interest or other encumbrance on any of its assets.

5.1.4        Authorizations. The Guarantor has obtained all governmental and corporate authorizations, consents, approvals, licenses, permits, filings and registrations required by applicable law or its organizational documents for the Guarantor to execute, deliver and perform this Agreement, and all such authorizations are in full force and effect.

5.1.5        No Default. No Default has occurred and is continuing.

5.1.6        Absence of Insolvency Event. No Insolvency Event has occurred and is continuing or, to the Guarantor’s knowledge, has been threatened against the Guarantor, and the Guarantor has not taken any action that will result in an Insolvency Event.

5.1.7         No Immunity. Neither the Guarantor nor any of its assets has any immunity from suit, execution or attachment in respect of its obligations under this Agreement or any other Financing Document.

5.1.8        Ranking of Obligations. The payment obligations of the Guarantor under this Agreement will at all times rank at least pari passu in priority of payment (except as provided by applicable law) with all other unsecured and unsubordinated obligations of the Guarantor outstanding at any time.

5.1.9        Availability and Transfer of Currency. No governmental or other approval, consent or authorization is required to ensure the availability of United States Dollars or Brazilian Reais, as applicable, to enable the Guarantor to perform all of its payment obligations under this Agreement.

5.1.10      Absence of Prohibited Practices; Sanctions. Neither the Guarantor nor any of its affiliates nor any other person acting on its or their behalf: (i) has committed or engaged in any act of bribery, corruption, fraud, collusion, coercion, obstruction of justice, money laundering or financing of terrorism in connection with any Financing Document; or (ii) is designated on any sanctions list maintained by the U.S. Office of Foreign Assets Control, the U.S. Department of State, the European Union, the United Nations Security Council or any other applicable governmental authority.

5.1.11      AML/CFT Compliance. The Guarantor has adopted internal policies, procedures and controls for anti-money laundering and combating the financing of terrorism that comply with applicable law, and is in compliance with such policies, procedures and controls.

5.1.12      Independent Judgment; No Reliance. The Guarantor has made its own independent decision to guarantee the Guaranteed Obligations based upon its own judgment and upon advice from its own advisors (including legal counsel and accountants) as it has deemed necessary. The Guarantor does not rely upon any advice from the Beneficiary as to any aspect of this Guarantee.

5.1.13      Solvency. As of the date hereof and after giving effect to the transactions contemplated by the Financing Documents, the Guarantor is, and will be, solvent, is able to pay its debts as they become due, and has, and will have, assets whose fair value exceeds its liabilities (including contingent liabilities such as its obligations under this Agreement). The Guarantor has received direct and indirect economic benefit, adequate and reasonably equivalent value, and other good and valuable consideration for entering into this Agreement and guaranteeing the Guaranteed Obligations, sufficient to support the full enforceability of this Agreement against any claim that this Agreement or the Guarantor's obligations hereunder constitute a fraudulent transfer, fraudulent conveyance or similar avoidable transaction under any applicable law.

Section 5.2.           Acknowledgment and Warranty. The Guarantor acknowledges that it makes the representations and warranties in Section 5.1 with the intention of inducing the Beneficiary to enter into the Financing Documents and to maintain the Credit Agreements in full force and effect, on the basis of, and in full reliance upon, each such representation and warranty. Each representation and warranty shall be deemed repeated on each date on which a demand is made under this Agreement, by reference to the facts and circumstances then existing.

Section 5.3.           Rights and Remedies not Limited. The Beneficiary’s rights and remedies in relation to any misrepresentation or breach of warranty on the part of the Guarantor are not prejudiced by any investigation by or on behalf of the Beneficiary into the affairs of the Guarantor, by the execution or the performance of this Agreement, or by any other act or thing which may be done by or on behalf of the Beneficiary in connection with this Agreement.

Article VI - COVENANTS

Section 6.1.           Affirmative Covenant. The Guarantor shall maintain its corporate existence and good standing under the laws of its jurisdiction of organization or incorporation.

Section 6.2.           Negative Covenants. The Guarantor shall not:

6.2.1        Fundamental Changes. The Guarantor shall not undertake or permit any merger, consolidation or reorganization, except for: (a) a merger, consolidation or reorganization of the Guarantor with any of its Subsidiaries, so long as the Guarantor is the surviving entity and remains organized as a corporation under the laws of any US state or territory; (b) a merger, consolidation or reorganization of the Guarantor with any other Person with the prior written consent of the Beneficiary (such consent not to be unreasonably withheld, conditioned or delayed), provided that the surviving entity assumes all obligations of the Guarantor under this Agreement by a written instrument delivered to the Beneficiary, provided further that, in each case, immediately after giving effect to such transaction, no Default shall exist.

6.2.2        Prohibited Practices. Commit, engage in, or authorize or permit any affiliate or any other person acting on its behalf to commit or engage in, any act of bribery, corruption, fraud, collusion, coercion, obstruction of justice, money laundering or financing of terrorism, including any violation of the U.S. Foreign Corrupt Practices Act of 1977 or Brazilian Law No. 12,846/2013 (Lei Anticorrupção), in connection with any Financing Document.

6.2.3        Sanctions. Become designated on any sanctions list maintained by the U.S. Office of Foreign Assets Control, the U.S. Department of State, the European Union, the United Nations Security Council or any other applicable governmental authority.

Section 6.3.           Notices and Information. The Guarantor shall promptly, and in any event within five (5) Business Days of becoming aware, notify the Beneficiary in writing of: (a) any Default, specifying the nature thereof and any steps being taken to remedy it; (b) any Insolvency Event affecting the Guarantor; and (c) any event or circumstance of which the Guarantor becomes aware that could reasonably be expected to materially impair the Guarantor’s ability to perform its obligations under this Agreement. The Guarantor shall provide such further information with respect to any of the foregoing as the Beneficiary may reasonably request.

Article VII - MISCELLANEOUS

Section 7.1.           Notices. Any notice, request, demand, approval or other communication to be given or made under this Agreement shall be in writing. Subject to Section 7.9 (Applicable Law and Jurisdiction), any notice, request, demand, approval or other communication may be delivered by hand, certified or registered airmail, by internationally recognized courier service, or by email to the party’s address specified below or at such other address as such party shall have designated by notice to the other party, and shall be effective upon receipt; provided that email delivery shall be effective only upon receipt of an acknowledgment from the intended recipient such as by the “return receipt requested” function, as available, reply email or other written acknowledgment; provided further that the Beneficiary may at any time require that any notice delivered by email be confirmed by any other means described herein.

For the Guarantor:

Tidewater Inc.

842 West Sam Houston Parkway North, Suite 400
Houston, Texas 77024, USA

Attention: Daniel A. Hudson

Email: [*****]

For the Beneficiary:

Banco Nacional de Desenvolvimento Econômico e Social — BNDES

Avenida República do Chile nº 100

Rio de Janeiro, RJ 20031-170, Brazil

Attention: AJN/JUCEX

Email: [*****]

Section 7.2.           English Language. All documents to be furnished or communications to be given or made under this Agreement shall be in the English language; provided that documents and communications may also be furnished in Portuguese. Where any original version of any such document or communication is not in English, it shall, if requested by the Beneficiary, be accompanied by a certified English translation prepared at the Guarantor’s expense.

Section 7.3.           Expenses.

7.3.1        The Guarantor shall pay or reimburse the Beneficiary, or as the Beneficiary may direct, the duly documented costs and expenses incurred by the Beneficiary in relation to the enforcement or protection of its rights under this Agreement, including legal and other professional fees and any taxes, duties, fees or other charges payable by the Beneficiary.

7.3.2        In addition, from time to time, at its sole cost and expense, the Guarantor shall execute, acknowledge and deliver or cause to be delivered such further documents and take all other actions necessary or, in the opinion of the Beneficiary, desirable to: (i) enable the Guarantor to comply with its obligations under this Agreement; and (ii) preserve, protect, and perfect the Beneficiary’s rights under this Agreement and any other Financing Document.

7.3.3        The Guarantor shall indemnify, defend and hold harmless the Beneficiary and its officers, directors, employees, representatives and agents from and against any and all losses, liabilities, damages, claims, actions, judgments, penalties, costs and expenses (including reasonable attorneys' fees and expenses) arising out of or in connection with this Agreement, the enforcement of any rights hereunder or any breach by the Guarantor of its obligations under this Agreement.

7.3.4        All amounts payable under this Section shall constitute Guaranteed Obligations and shall survive the Termination Date and any termination of this Agreement.

Section 7.4.           Successors and Assigns. This Agreement binds and benefits the respective successors and assigns of the parties. The Guarantor shall not assign or delegate any of its rights or obligations under this Agreement or any other Financing Document without the prior written consent of the Beneficiary; any purported assignment or delegation in violation of this restriction shall be void ab initio. The Beneficiary may, without the need to send notice to or obtain consent from any party (including the Guarantor) or take any other action, at any time, sell, participate, transfer, assign, novate or otherwise allot or dispose of all or any portion of its rights or obligations under this Agreement and any other Financing Document (including by granting of participations) in accordance with applicable law, and only to the extent expressly permitted by the applicable Credit Agreement. The Guarantor shall promptly, and in any event within five (5) Business Days, upon request from the Beneficiary perform all acts (including the registration, notarization or authorization of any assignment notice) and execute all documents (including assignments, notices, instructions, acknowledgments and powers of attorney) as the Beneficiary may request from time to time to perfect any such assignment, participation or transfer.

Section 7.5.           Disclosure of Information.

7.5.1        The Beneficiary may disclose any documents or records of, or information relating to, the Guarantor, its assets, business or affairs, without notice to the Guarantor, to: (a) any person for the purpose of exercising any right, remedy, or discretion under any Financing Document; (b) any person pursuant to applicable law; (c) any banking or other regulatory or examining authority; (d) the directors, officers, employees, arrangers, co-lenders, attorneys, consultants, rating agencies, independent auditors and advisors of the Beneficiary; (e) any person in connection with any proposed sale, transfer, assignment, insurance, coverage, credit protection or other disposition of the Beneficiary’s rights under any Financing Document; and (f) any actual or potential co-lender, participant or assignee of the Beneficiary, so long as such person agrees to maintain such information confidential on terms substantially similar to those applicable to the Beneficiary.

7.5.2        The Guarantor expressly authorizes the Beneficiary to request from any person information relating to the Guarantor, and agrees to hold the Beneficiary harmless and exempt from any liability in connection with the request for, and disclosure of, such information, in each case subject to applicable law.

Section 7.6.           Amendment. Any amendment or waiver of, or any consent given under, this Agreement shall be effective only if in writing and, in the case of any amendment, signed by the Guarantor and the Beneficiary or their permitted successors and assigns.

Section 7.7.           Savings of Rights; Remedies and Waivers.

7.7.1        The rights and remedies of the Beneficiary in relation to any misrepresentation or breach of warranty by the Guarantor shall not be prejudiced by any investigation by or on behalf of the Beneficiary into the Guarantor’s affairs, or by the execution or the performance of this Agreement or by any action taken by or on behalf of the Beneficiary in connection with this Agreement.

7.7.2        No course of dealing and no failure or delay by the Beneficiary in exercising, in whole or in part, any power, remedy, discretion, authority or other right under this Agreement or any other Financing Document shall be construed to be a waiver of or an acquiescence in relation thereto or in any manner impair any right, power or remedy of the Beneficiary with respect to any default. The rights and remedies provided in this Agreement are cumulative and not exclusive of any remedies provided by applicable law.

Section 7.8.           Severability. Any provision hereof that is prohibited or unenforceable in any jurisdiction shall not invalidate the remaining provisions hereof. Where terms of any applicable law resulting in such prohibition or unenforceability may be waived contractually, they are hereby waived by the parties hereto to the full extent permitted by applicable law so that this Agreement shall be deemed a valid, binding agreement enforceable in accordance with its terms.

Section 7.9.           Applicable Law and Jurisdiction.

7.9.1        This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York of the United States of America without regard to any conflict of laws principles thereof (except for Section 5-1401 of the New York General Obligations Law).

7.9.2        The Guarantor hereby irrevocably and unconditionally submits, for itself and its assets, to the non-exclusive jurisdiction of the courts of the State of New York sitting in the Borough of Manhattan and of the United States District Court for the Southern District of New York, and any appellate court from any thereof, in any action, suit or proceeding arising out of or relating to any Financing Document to which the Guarantor is a party. Final judgment against the Guarantor in any such action shall be conclusive and may be enforced in any other jurisdiction including Brazil by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the judgment, or in any other manner provided by applicable law.

7.9.3        Nothing in this Agreement shall affect the Beneficiary’s right to commence legal proceedings or otherwise sue the Guarantor in Brazil, the United States of America or elsewhere.

7.9.4        The Guarantor agrees irrevocably: (i) to designate, appoint, empower and maintain for so long as this Agreement is in effect Capitol Services, Inc., with offices at 1218 Central Avenue, Suite 100, Albany, NY 12205, or such other person that the Beneficiary approves in writing, as the Guarantor’s authorized agent (the “Process Agent”) to receive on its behalf service of legal process in any action that the Beneficiary may bring in any court specified in Section 7.9.2; and (ii) if for any reason the Guarantor has no such authorized agent, then such service of process may be made by mailing copies thereof to the Guarantor at its address specified in Section 7.1 or in any manner authorized by the laws of any such jurisdiction. Service of process in the manner provided in this Section 7.9.4 shall be deemed personal service and shall be valid and binding upon the Guarantor for all purposes.

7.9.5        The Guarantor irrevocably waives, to the fullest extent permitted by applicable law: (a) any objection that it may now or hereafter have to the laying of venue of any action brought in any court referred to in this Section 7.9; (b) any claim that any such action has been brought in an inconvenient forum; and (c) its right of removal of any matter commenced by the Beneficiary in the courts of the State of New York to any court of the United States of America.

7.9.6        To the extent that the Guarantor may in any action be entitled to require the Beneficiary to post security or a bond for the costs of the Guarantor, the Guarantor hereby irrevocably waives such benefit to the fullest extent now or hereafter permitted by applicable law.

7.9.7        To the extent that the Guarantor may be entitled in any jurisdiction to claim immunity for itself or its assets from any suit, execution, attachment or other legal process, or to the extent that in any jurisdiction that immunity may be attributed to it or its assets, the Guarantor irrevocably waives such immunity to the fullest extent now or in the future permitted by applicable law.

7.9.8        TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, THE GUARANTOR HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY AND ALL RIGHTS TO DEMAND A TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING RELATING TO ANY FINANCING DOCUMENT TO WHICH THE GUARANTOR IS A PARTY OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, AND FOR ANY COUNTERCLAIM THEREON.

7.9.9        The parties hereto acknowledge that they have participated jointly in the negotiation and drafting of this Agreement and the Guarantor had the opportunity to retain and consult with New York counsel of its choice. An ambiguity or question of interpretation shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise by virtue of the authorship thereof or the relative bargaining power of the parties hereto.

Section 7.10.         Entire Agreement. This Agreement represents the final and complete agreement of the parties hereto with respect to the Guarantee, and supersedes all prior negotiations, representations or understandings, or writings of any nature with respect thereto.

Section 7.11.         Survival. Section 2.3 (Taxes), Section 3.1 (Waiver of Defenses), Section 4.1.4 (Subordination), Section 4.4 (Reinstatement), Section 7.3 (Expenses), and Section 7.9 (Applicable Law and Jurisdiction), together with any related provisions in Article I (Definitions; Interpretation), shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment in full of the Guaranteed Obligations and the Termination Date.

Section 7.12.        Counterparts. This Agreement may be executed in several counterparts, each of which is an original, and all of which together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page by facsimile or in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart.

[Signature pages follow]

IN WITNESS WHEREOF, the parties, acting through their duly authorized representatives, have caused this Agreement to be signed in their respective names, on the date first above written.

BANCO NACIONAL DE DESENVOLVIMENTO ECONÔMICO E SOCIAL — BNDES
as Beneficiary

By:	/s/ Elisa Salomao Lage
Name:	Elisa Salomao Lage
Title:	Head of Oil & Gas, Navigation and Decarbonization Department

By:	/s/ Carla Gaspar Primavera
Name:	Carla Gaspar Primavera
Title:	Deputy Managing Director, Energy Transition and Climate Change

TIDEWATER INC.
as Guarantor

By:	/s/ Samuel R. Rubio
Name:	Samuel R. Rubio
Title:	Executive Vice President and Chief Financial Officer

(Signature Page – Guarantee Agreement)